Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because Pixie Dust Technologies, Inc. (“Pixie”) has determined that the information (i) it is both not material and (ii) is the type that Pixie treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Exhibit 10.8

Royalty Agreement

Pixie Dust Technologies, Inc. (hereinafter referred to as “Pixie”) and Sumitomo Pharma Co., Ltd. (hereinafter referred to as “Sumitomo”) agreed as follows, based on the background as stated below, regarding the Business as stipulated in Article 2, Item 4 and thus both parties hereby agree to execute the Royalty Agreement (hereinafter referred to as this “Agreement”).

Article 1 (Background of this Agreement)

1.

Pixie and Sumitomo hereby confirm that both parties understand the processes of negotiation took place as stated in the following items as a background for executing this Agreement, and mutually confirm that both parties execute this Agreement based on the said background.

(1)	Pixie and Sumitomo executed the Introduction and Verification Agreement on March 4, 2020, and then examined the project to proceed with commercialization by both parties.

(2)

After the completion of the introduction and verification of the preceding item, Pixie and Sumitomo executed the Joint Research and Development Agreements, respectively, on March 5, 2021, June 15, 2021, September 1, 2021, January 20, 2022 and September 16, 2022 and jointly conducted research and development activities for products aiming for solving problems of individuals with deaf and hard-of-hearing.

(3)

Pixie and Sumitomo have agreed that, in the event where Pixie solely uses the results (which means any technical results including inventions, intellectual properties, copyrighted works, know-how, tangible objects, data, software, programs, etc., those obtained based on the research and development activities, and hereinafter referred to as the “Joint Research and Development Result”) obtained in the joint research and development activities, as stated in the preceding item, under Article 12, Paragraph 5 of the said Joint Research and Development Agreement on September 16, 2022, for the purpose of commercializing the System (as stipulated in Article 2, Item 1) and the Product (as stipulated in Article 2, Paragraph 2), Pixie will distribute profits from such commercialization to Sumitomo depending on Sumitomo’s dedications in the research and development of the System and the Product. Based on above, Pixie and Sumitomo agreed to conduct the Business (as stipulated in Article 2, Item 4) and on how the profits to be obtained from the Business will be distributed, etc. and hereby reached to the execution of this Agreement.

Article 2 (Definition)

In this Agreement, the following terms shall have the meanings set forth below:

(1)	“System” is a system consisting of an external microphone device and an application for a PC, tablet or smartphone, which is equipped with all functions listed below:

(Function 1): Function to collect sound using multiple microphones;

(Function 2): Function to extract the voice of a specific speaker from the voice obtained by Function 1;

(Function 3): Function to convert the voice of a specific speaker obtained by Function 2 into characters; and

(Function 4): Function to display the characters obtained by Function 3 on a display.

(2)	“Product” means an external microphone device and accessories that constitute the System those to be sold by Pixie to the users of the System.

(3)

“Service” means, collectively, a service to grant the users of the System the usage right of the Service, a service for set up, operation and maintenance, etc. of the System to be provided by Pixie to the users of the System.

(4)	“Business” means the business related to the Product and the Service.

(5)	“Intellectual Property Rights” means:

(a)

Patent rights as set forth in the Patent Act (Act No. 121 of 1959), utility model rights as set forth in the Utility Model Act (Act No. 123 of 1959), designs rights as set forth in the Design Act (Act No. 125 of 1959), trademark rights as set forth in the Trademark Act (Act No. 127 of 1959), circuit layout usage rights as set forth in the Act on the Circuit Layout of a Semiconductor Integrated Circuits (Act No. 43 of 1985), breeder’s right as set forth in the Plant Variety Protection and Seed Act (Act No. 83 of 1998) and rights equivalent to each of the above rights in foreign countries;

(b)

The right to receive a patent as set forth in the Patent Act, the right to receive a utility model registration as set forth in the Utility Model Act, the right to receive a design registration as set forth in the Design Act, the right to be generated by the trademark registration application as set forth in the Trademark Act, the right to receive registration of the setting of the circuit layout right, the right to receive the variety registration and rights equivalent to each of the above rights in foreign countries;

(c)	Copyrights related to copyrighted works as set forth in the Copyright Act (Act No. 48 of 1970) and rights equivalent to the above rights in foreign countries; or

(d)

Technical information that may be kept confidential and that has proprietary value, which is specified in the report as set forth in Article 2, Paragraph 2 of the Joint Research and Development Agreement on September 16, 2022 and specified by the document separately agreed by Pixie and Sumitomo.

(6)

“Invention, etc.” means an invention for those subject to patent rights, a device for those subject to utility model rights, a creation for those subject to design rights and circuit layout usage rights, and a trademark for those subject to trademark rights, and a breeding for those subject to breeder rights.

(7)

“New R & D Result” means any technical results including inventions, intellectual property rights, copyrighted works, know-how, tangible objects, data, soft wares, programs, etc. obtained based on the research and development during the implementation period of the research and development as set forth in Article 8, Paragraph 1.

(8)	“Net Sales” means the total amount of Net Product Sales, Net Sales for Initial Implementation and Net Sales for Monthly Usage Fee.

(9)

“Net Product Sales” means the amount obtained by deducting the amount of the Deduction Item to the extent that it is allocated to the sale of the product to a third party in accordance with applicable generally accepted accounting principles from the total amount of the gross product sales price billed for the sale of the Product from Pixie or its Associated Companies to the third party during the relevant period.

(10)

“Net Sales for Initial Implementation” means the amount obtained by deducting the amount of the Deduction Item to the extent that it is allocated to the installment of the Service by a third party other than Pixie or its Associated Companies in accordance with applicable generally accepted accounting principles from the total amount of the gross initial implementation costs billed for implementation of the System by the third party during the relevant period.

(11)

“Net Sales for Monthly Usage Fee” means the amount obtained by deducting the amount of the Deduction Item to the extent that it is allocated to the usage of the Service by a third party other than Pixie and its Associated Companies in accordance with applicable generally accepted accounting principles from the total amount of the gross monthly usage fees billed for usage of the Service by the third party during the relevant period.

(12)	“Associated Companies” has the meaning set forth in the Regulation on Corporate Accounting (Ministry of Justice Order No. 13 of 2006).

(13)

“Deduction Item” means (i) consumption tax or other tax (excluding any tax imposed on income) imposed in connection with the sale of products or provision of services, (ii) any reductions in price due to defects or malfunctions of products or services, and (iii) any refunds of price due to the return of products.

Article 3 (Purpose)

This Agreement stipulates how the profits to be obtained from the Business using the Joint Research and Development Result will be distributed between Pixie and Sumitomo, and the rights and obligations of Pixie and Sumitomo related to the Product and the Service.

Article 4 (License, etc.)

1.

Pixie and Sumitomo confirm that each party is entitled to use the Intellectual Properties without license fees, among the Joint Research and Development Result, those are shared by Pixie and Sumitomo (including having a third party manufacture all or parts of the products based on the said shared Intellectual Properties) without obtaining a prior written consent from the other party.

2.

Sumitomo shall grant Pixie a license to use the Joint Research and Development Result for the purpose of the Business under the following conditions, notwithstanding that the purpose of use of the Joint Research and Development Result by Pixie and Sumitomo is limited regardless of the preceding paragraph under Articles 11, 12 and 14 of the Joint Research and Development Agreement on September 16, 2022:

(1)	Subject: Joint Research and Development Result

(2)	Scope: Manufactures and sales of the Product, provision of the Service and other services incidental to the Product and the Service

(3)	Territory: All over the world

(4)	Term: From March 1, 2023 to the expiration of this Agreement

(5)	Type of License: Exclusive license

3.

If Sumitomo wishes to use the Joint Research and Development Result, Pixie and Sumitomo shall, prior to such use, separately discuss and determine the conditions of the use, such as, how the profits shall be distributed between both parties.

4.

Based on the fact that this Agreement determines how the profits from the Business to be conducted by Pixie are distributed between both parties, Sumitomo’s exclusive negotiation rights as set forth in Article 12, Paragraph 2 of the Joint Research and Development Agreement dated September 16, 2022 shall become void on the date of execution of this Agreement.

Article 5 (Obligation of Notice)

1.

Pixie shall, for the period from March 1, 2023 to April 30, 2024 in the territory as set forth in Article 4, Paragraph 2, Item 3, notify Sumitomo in writing (including electronic means, and the same shall apply hereinafter.) by June 15, 2024 (i) the sales volume of the Product and Net Product Sales (including gross product sales price and breakdown for each Deduction Item), (ii) the number of users who paid initial installment costs to install the Service and the Net Sales for Initial Implementation (including gross initial implementation costs and breakdown for each Deduction Item), (iii) the total number of months during the aforementioned period that users used the Service paying monthly usage fees calculated for each registered user’s account and totaled and the Net Sales for Monthly Usage Fee (including gross monthly usage fees and breakdown for each Deduction Item) and (iv) the amount of royalty to be paid from Pixie to Sumitomo in accordance with Article 6. In addition, Pixie shall notify Sumitomo in writing by March 31, 2024 of the actual results of above items (i) to (iv) for the period from May 1, 2023 to February 29, 2024.

2.

Pixie shall, for the period from May 1 to April 30 for each year beginning in May 2024, in the territory as set forth in Article 4, Paragraph 2, Item 3, notify Sumitomo in writing by June 15, 2024 of the following year (i) the sales volume of the Product and Net Product Sales (including gross product sales price and breakdown for each Deduction Item), (ii) the number of users who paid initial installment costs to install the Service and the Net Sales for Initial Implementation (including gross initial implementation costs and breakdown for each Deduction Item), (iii) the total number of months during the aforementioned period that users used the Service paying monthly usage fees calculated for each registered user’s account and totaled and the Net Sales for Monthly Usage Fee (including gross monthly usage fees and breakdown for each Deduction Item) and (iv) the amount of royalty to be paid from Pixie to Sumitomo in accordance with Article 6. In addition, Pixie shall notify Sumitomo in writing by March 31, 2024 of the actual results of above items (i) to (iv) for the period from May 1, 2023 to February 29, 2024. In addition, Pixie shall notify Sumitomo in writing by March 31 of the relevant year of the actual results of above items (i) to (iv) for the 10-month period from the beginning of the year to the last day of such year.

3.

From March 1, 2023, Pixie shall notify Sumitomo in writing by June 15 of following year of the relevant year, of achievement status of the conditions for paying royalty as set forth in Article 6, Item 3 and breakdown for sales and costs as set forth in the said item which shall be basis for determination of the achievement of the conditions.

4.

Pixie shall keep book for each year on which matters to be notified as set forth in preceding three (3) paragraphs and information necessary for calculating the matters are recorded together with the notices addressed to Sumitomo and other related documents, in its head office until seventh anniversary of the last date of the relevant year. Sumitomo or audit firms designated by Sumitomo may, if deemed necessary by Sumitomo, investigate (including inspect or copy) such books and other related documents during business hours of Pixie and Pixie shall cooperate with such investigation in good faith. In case where the notified matters are found to include errors as a result of the investigation and there is a deficit in royalty paid from Pixie to Sumitomo (including the case where royalty was not paid despite the fact that conditions for paying royalty as set forth in Article 6, Item 3 has been satisfied), Pixie shall promptly pay the amount of the deficit to Sumitomo.

5.	Pixie shall notify in writing Sumitomo of sales plan for the following year of the relevant year and matters separately agreed between both parties by February 1 for each year.

Article 6 (Royalty)

Pixie shall pay royalty to Sumitomo in accordance with following items for distributing the profits generated from the Business depending on Sumitomo’s dedication to research, development and operation of the Business:

(1)

Pixie shall pay to Sumitomo a royalty equivalent to [**]% of the Net Sales (excluding consumption tax, etc.) during the term of license as set forth in Article 4, Paragraph 2, Item 4. Provided, however, that the term subject to the payment of royalty shall expire on April 30, 2031 and Pixie may use the Joint Research and Development Result without paying royalty to Sumitomo from May 1, 2031.

(2)

Pixie shall calculate the amount of the royalty in preceding item for each term as set forth in paragraphs 1 and 2 of preceding article and notify Sumitomo the amount in accordance with the said paragraphs. Pixie and Sumitomo shall confirm the matters notified for the relevant year and agree, and, based on such agreement, Sumitomo shall send Pixie an invoice in which the amount of the royalty is stated, by June 30 of the following year of the relevant year. Pixie shall pay to Sumitomo the full amount of the royalty for the relevant year by the end of the month following the month that Pixie receives the invoice by means of remitting to a bank account designated by Sumitomo.

(3)

Payment of the royalty under preceding items shall be subject to the satisfaction of all of the following conditions for the relevant year (ended on the last day of April). In case where each of the following conditions are not satisfied, Pixie is not obligated to pay the royalty for the relevant year in relation to the sales of the Product and provision of the Service for the year:

(i)

There is cumulative surplus, after deducting costs related to the Business (including research and development costs related to improvement of the Product and the Service, costs related to manufacture, storage, transportation, transportation insurance, etc. of the Product, provision of the Service, sales, marketing and advertisement of the Product and the Service and general expenses related to the Business and excluding costs those are not reasonable. The same shall apply hereinafter.) and research and development costs for the Product and the Service in the amount of JPY [**] from sales of the Business during the period from March 1, 2023 to May 1 of the relevant year; and

(ii)	There is surplus after deducting costs related to the Business from sales of the Business for the relevant year.

Article 7 (Delay Charge)

In the case where Pixie fails to pay the royalty as set forth in preceding article, Pixie shall pay Sumitomo a delay charge for the period from the following day of the payment date of the royalty to the completion of payment in the rate of three (3) percent per annum.

Article 8 (New R & D Result)

1.

Pixie may, subject to the payment of royalty to Sumitomo in accordance with Article 6, conduct research and development activities using the Joint Research and Development Result from the period beginning March 1, 2023.

2.	The New R&D Result developed in the course of research and development by Pixie as set forth in preceding paragraph shall belong to Pixie.

3.

Pixie may apply, transfer, set pledge on, and grant license to third parties in relation to the Intellectual Properties Rights those belong to Pixie in accordance with preceding paragraph without obtaining a consent of Sumitomo.

Article 9 (Collaboration with Third Party)

During the period from March 1, 2023 to November 30, 2025, in case Pixie wishes to negotiate with a third party other than Sumitomo in relation to collaboratively conduct the Business with such third party, Pixie shall notify Sumitomo of to that effect and give Sumitomo an opportunity that Sumitomo proposes Pixie a way of collaboration to maximize the social value of the Business, and discuss with Sumitomo. In case where Pixie determines that the social value of the Business will be maximized through the collaboration with the third party, Pixie may collaboratively conduct the Business without obtaining a consent of Sumitomo.

Article 10 (Transition to Joint Business)

1.	Pixie shall notify Sumitomo of the sales record and sales plan for the following year(s) for the Business by November 1, 2025.

2.

In the case where Sumitomo wishes to participate in the Business as a partner, Sumitomo shall notify Pixie of to that effect by November 30, 2025. After the receipt of such notice, Pixie shall discuss with Sumitomo in good faith how the costs of the Business will be allocated, the profits of the Business will be distributed, necessities or conditions of transfer of Pixie’s ownership for the New R&D Result to Sumitomo and other conditions of the joint business with Sumitomo. In the case where both parties do not reach to an agreement that Sumitomo participates in the Business as a partner and conditions of the joint business by February 28, 2026, Pixie may continue the Business without having Sumitomo participate in the Business as a partner.

Article 11 (Confidentiality)

1.

Both parties shall strictly keep the information in the following items (hereinafter referred to as the “Confidential Information”) confidential, and shall not disclose or leak it to a third party, or shall not use the Confidential Information for purposes other than this Agreement or the Business without a prior written consent of the other party:

(1)

Information disclosed by the other party, in writing or electronic media, specifying as confidential information to be handled pursuant to this Agreement during the term of this Agreement (including the information that was disclosed by the other party, other than in writing or electronic media, and that was specified as confidential information in writing or electronic media within 15 days from the date of disclosure.); and

(2)	The contents of this Agreement and the facts of the execution of this Agreement.

2.	Information those may be verified to fall under either of the followings shall be excluded from the Confidential Information:

(1)	Information that has already become public before the disclosure by the other party;

(2)	Information that has been already possessed before the disclosure by the other party;

(3)	Information that became public without faults of both parties after the disclosure by the other party;

(4)	Information that has been received, without bearing confidentiality obligations, from a third party who is authorized to disclose the information; or

(5)	Information that has been developed independently on the Confidential Information.

3.

Information that was treated as confidential information under the Joint Research and Development Agreement executed between both parties on September 16, 2022 shall be deemed as the Confidential Information under this article. If there are any inconsistencies between provisions related to confidentiality under the said agreement and this Agreement, the provision of this Agreement shall prevail.

4.

Notwithstanding the paragraph 1, both parties may disclose the information which is necessary to be disclosed to judicial authorities, administrative agencies or stock exchanges without a prior approval of the other party. In this case, a disclosing party shall notify of the other party to that effect prior to the disclosure.

5.

Notwithstanding the paragraph 1, in the case where it is reasonable to disclose the Confidential Information to attorneys, certified public accountants, patent attorneys, tax accountants or those who bear confidentiality obligations legally, each party may, at its responsibility, disclose the Confidential Information to these professionals to the minimum extent necessary on the condition that these professionals bear the same degree of confidentiality obligations as set forth in this Agreement.

6.

Notwithstanding the paragraph 1, Sumitomo may disclose the Confidential Information to its parent company or subsidiary in the case where Sumitomo transfers its ownership of the Joint Research and Development Result or grant license without license fees to the said parent company or subsidiary. Provided, however, that Sumitomo shall ensure the parent company or subsidiary to with the same degree of confidentiality obligations as set forth in this this Agreement.

7.

Notwithstanding the paragraph 1, Sumitomo may disclose the Confidential Information to SMP Business Partners Co, Ltd., Sumitomo Pharma America Holdings, Inc., Sunovion Pharmaceuticals Inc. and Sumitomo Pharma (China) Co., Ltd. (hereinafter collectively referred to as “Sumitomo’s Associated Companies”). Provided, however, that Sumitomo shall ensure Sumitomo’s Associated Companies to comply with the same degree of confidentiality obligations as set forth in this this Agreement.

8.

Notwithstanding the paragraph 1, Pixie may disclose the fact that it has executed this Agreement to its shareholders to the extent necessary for explanation to the shareholders. Provided, however, that Pixie shall have the shareholders comply with the same degree of confidentiality obligations as set forth in this this Agreement and Pixie shall be responsible for their compliance of such obligations. Both parties hereby confirm that both parties do not agree to the disclosure of the Confidential Information other than the fact that Pixie has entered into this Agreement to its shareholders.

9.

Each party may disclose the Confidential Information only to its directors, officers and employees (hereinafter referred to as the “Directors, etc.”) those who have reasonable grounds to know the Confidential Information to the extent necessary, and shall ensure the Directors, etc. to comply with the same degree of confidentiality obligations as set forth in this this Agreement and each party shall be responsible for their compliance of such obligations.

10.

Each party shall notify in writing the other party of the name, affiliation and title of the Directors, etc. to whom the Confidentiality Information has been disclosed, upon a request by the other party.

11.	Each party may not disclose the Confidential Information beyond the extent reasonably necessary without obtaining a prior written consent of the other party.

12.

In the case where this Agreement terminates or on receipt of a request by the other party, each party shall promptly return to the other party all the Confidential Information (including its copies) those disclosed by the other party. Provided, however, that each party shall comply with a written separate instruction from the other party if any.

Article 12 (Term)

1.	The term of this Agreement shall be the period from the execution date of this Agreement to April 30, 2024.

2.

The term will thereafter be renewed automatically for one year on the same condition (provided, however, excluding the amendment to the royalty rate as set forth in the following paragraph) unless otherwise each party notifies the other party of intention to not to renew this Agreement with reasonable grounds three (3) months prior to the maturity of this Agreement and both parties mutually agree not to renew this Agreement.

3.

In the case where both parties agree to renew this Agreement, Pixie and Sumitomo shall discuss whether the royalty rate shall be amended or not in good faith by one (1) month prior to the date of renewal. If there are reasonable grounds to amend the royalty rate such as changes to profit ratio of the Business, etc. and both parties agree to amend the royalty rate as a result of such discussion, Pixie and Sumitomo shall separately execute an addendum to amend this Agreement.

4.

If each party express the intention not to renew this Agreement, Pixie and Sumitomo shall discuss in good faith the treatment of the goods or materials related to the Product and the Service (including the treatment of stocks or provision of existing users, etc.).

Article 13 (Damages)

1.	Each party shall be responsible for damages incurred by the other party due to its violation of provisions of this Agreement or its negligence or willful misconduct.

2.

Unless otherwise provided in this Agreement, each party shall be responsible solely for actually caused direct and ordinary damages incurred by the other party and shall not be responsible for damages, losses or damages to intangible assets such as date and program those caused by extraordinary circumstances unless otherwise the damages are caused by the party’s gross negligence or willful misconduct.

3.

Each party may, in the case where the other party violates or likely to violate the provisions of this Agreement, apply for an injunction, a provisional injunction or a provisional disposition for establishing a provisional status against such violation.

Article 14 (Termination)

1.	Each party may terminate all or part of this Agreement without giving a written notice to perform this Agreement in case where either of followings occur:

(1)	The other party violates this Agreement, does not cure the violation and does not compensate damages caused by such violation within fifteen (15) days after the receipt of a written notice;

(2)

The other party becomes unable or admits to its creditors its inability to pay its debts generally as such debts become due, or a petition for bankruptcy, civil rehabilitation, corporate reorganization or other similar petition is made;

(3)	A promissory note or check issued or accepted is dishonored, or the other party becomes subject to suspension of transactions or other similar orders by a clearing house;

(4)

The other party receives an order for provisional attachment or provisional disposition and such order becomes valid for more than fifteen (15) days or the other party receives an order for attachment or auction; or

(5)	The other party is penalized by revocation or suspension of its business license by a regulatory agency.

2.	Termination of preceding paragraph shall become effective toward the future.

3.

In the case where each party falls under either of the items of paragraph 1, the party shall lose its benefit of time for all of its monetary liabilities to the other party without any notice from the other party and shall promptly make a payment for such liabilities.

Article 15 (No Assignment)

Each party shall not transfer, succeed, transfer or create a security or a collateral, etc. on its titles, rights or obligations hereunder to a third party without obtaining a prior written consent of the other party.

Article 16 (Anti-Social Force)

1.

For purposes of this Agreement, the term of Anti-Social Force has meanings of an organized crime group (including its member of a group consisting the organized crime group) which is a group that is likely to foment collective or chronic violent tort, etc. by its member, a member of an organized crime group, a person for whom five (5) years have not passed since the person ceased to be a member of an organized crime group, a quasi-member of an organized crime group (a person other than a member of an organized crime group who is affiliated with an organized crime group and is likely to conduct a violent tort taking advantage of menace of an organized crime group or cooperates to maintain or operate an organized crime group by providing funds, weapons, etc. to an organized crime group or its member), a company associated with an organized crime group (a company in which a member of an organized crime group substantially involve its management, a company which is managed by a quasi-member of an organized crime group or a former member of an organized crime and proactively involves in maintaining or operating an organized crime group by providing funds, etc. or a company which proactively utilize an organized crime group for its management and cooperate to maintain or operate an organized crime group), a corporate racketeer, etc. (a corporate racketeer, etc. those likely to conduct violent torts, etc. pursing unlawful benefits), a group engaging in criminal activities under the pretext of conducting social campaigns, an organized crime syndicate (a group or a person taking advantage of menace of an organized crime group, or financially associated with an organized crime group and become a main part of unlawful conducts those do not fall under any of above), or other group or person equivalent to them.

2.

Each party may terminate this Agreement without giving a notice to the other party in case where a member of the other party (including a director, an officer, an employee (regardless of its title such as permanent employee, part timer, dispatched worker), a counselor, a consultant or other advisers, hereinafter referred to as the “Party’s Member”) is found to be the Anti-Social Force.

3.

Each party may terminate this Agreement without giving a notice to the other party in case where the other party falls under the Anti-Social Force or the other party is found to have any of the following relationships with the Anti-Social Force:

(1)	Management of the other party is controlled by the Anti-Social Force;

(2)	Anti-Social Force is substantially involved in the management of the other party;

(3)	The other party takes advantage of the Anti-Social Force for obtaining its own or a third party’s unlawful benefits or causing other third parties damages;

(4)	The other party provides funds or other benefits with the Anti-Social Force; or

(5)	A director, an officer or other person who is substantially involved in the management of the other party has a relationship to be socially condemned with the Anti-Social Force.

4.	Each party may terminate this Agreement without giving a notice to the other party in case where the Party’s Member of the other party conducts or has a third party conduct any of the followings:

(1)	Demand with violence;

(2)	Unlawful demand that beyond its legal entitlement;

(3)	Use of intimidating words or violence in a transaction;

(4)	Conduct that damages the credit or obstructs the business of the parties of this Agreement or persons affiliated with each party by spreading false rumors or by the use of fraudulent; or

(5)	Any other equivalent actions of above.

5.

Each party who terminates this Agreement in accordance with preceding three (3) paragraphs shall not be liable for any damages or losses incurred by the other party caused by the termination. In this case, the other party shall be responsible for damages incurred by the party who terminates this Agreement caused by such termination.

Article 17 (Entire Agreement)

This Agreement sets forth the entire and complete agreement between the Parties hereto with respect to the subject matter hereof, and supersedes, regardless of oral or in writing, all prior agreements, understandings or communications between the Parties.

Article 18 (Severability)

In the event that any provision or part of a provision of this Agreement is held invalid or unenforceable, the remaining provisions or remaining part of the provisions of this Agreement shall be entirely valid, and the parties shall make efforts to modify any invalid or unenforceable provision or the part of provision to make the provision or the part of provision has the same degree of legal and economic effect of the original provision.

Article 19 (Survival)

The provision of Article 11 shall survive for five (5) years after the expiration of this Agreement.

2. The provisions of Article 5, Paragraph 4, Proviso of Article 6, Item 1, Article 7, Article 8, Article 13, Article 15, Article 16, Paragraph 5, Article 17 and Article 20 shall survive after the expiration of this Agreement.

Article 20 (Jurisdiction and Governing Law)

This Agreement shall be governed by laws of Japan. Any and all disputes relating to this Agreement shall be settled in the Tokyo District Court as the exclusive agreed jurisdictional court of the first instance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, signed or sealed (or electronically signed or sealed), and each party retaining one original in its possession respectively (or retaining an electronic record in case where parties hereto electronically signed or sealed).

March 29, 2023

Sumitomo:

[Stamped Seal]
Sumitomo Pharma Co.
6-8, Doshomachi 2-chome, Chuo-ku, Osaka
Takehiko Nomura
Chief of Frontier Business Promotion Office

Pixie:

[Stamped Seal]
Pixie Dust Technologies, Inc.
2-20-5, Kanda-Misakicho, Chiyoda-ku, Tokyo
Yoichi Ochiai
Representative Director